UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2026

VIAVI SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22874	94-2579683
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286
(Address of principal executive offices and Zip Code)

 (408) 404-3600
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of the exchange on which registered
Common Stock, par value of $0.001 per share	VIAV	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01	Other Events.

Underwriting Agreement

On May 19, 2026, Viavi Solutions Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated (“Stifel”) and Needham & Company, LLC (“Needham & Company”), as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering, issuance and sale (the “Offering”) of 11,111,111 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a public offering price of $45.00 per share of Common Stock. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days from the date of the Underwriting Agreement to purchase up to an additional 1,666,666 shares of Common Stock at the public offering price, less underwriting discounts and commissions (the “Option”), which the Underwriters exercised in full on May 20, 2026.

The net proceeds to the Company from the Offering are approximately $557.2 million, which includes the proceeds from the exercise of the Option, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company currently intends to use the net proceeds from the Offering to repay the $450 million aggregate principal amount of the Company’s 7-year term loan facility entered into in March 2025. Any excess net proceeds are expected to be used for working capital or for other general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. In addition, pursuant to the terms of the Underwriting Agreement, the Company and its executive officers and directors have entered into customary “lock-up” arrangements with Stifel and Needham & Company, which generally prohibit the sale, transfer or other disposition of securities of the Company for a 60-day period, subject to certain exceptions. The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated by reference herein, and the description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The Offering was made pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-289490), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 11, 2025 and was automatically effective upon filing. A final prospectus supplement dated May 19, 2026 relating to and describing the terms of the Offering was filed with the SEC on May 20, 2026. A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the shares of Common Stock issued in the Offering is filed herewith as Exhibit 5.1.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated as of May 19, 2026, by and among Viavi Solutions Inc., Stifel, Nicolaus & Company, Incorporated and Needham & Company, LLC.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIAVI SOLUTIONS INC.

Date: May 21, 2026	By:	/s/ Ilan Daskal
Ilan Daskal
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)